

                                                                                                               EXHIBIT 11.1

                                              CONSECO, INC. AND SUBSIDIARIES

                                        COMPUTATION OF EARNINGS PER SHARE - PRIMARY
                                                        (unaudited)

                                                                                                     Three months
                                                                                                         ended
                                                                                                       March 31,
                                                                                                  -------------------
                                                                                                  1996           1995
                                                                                                  ----           ----

      Shares outstanding, beginning of period...........................................        40,515,914    44,369,700

      Weighted average shares issued (acquired) during the period:
        Treasury stock acquired.........................................................          (149,880)   (2,965,084)
        Exercise of stock options.......................................................           342,426        52,338
        Preferred stock conversions.....................................................               332            -
        Common equivalent shares related to:
           Stock options at average market price .......................................         2,311,936     1,385,512
           Employee stock plans ........................................................           996,726       817,686
           PRIDES.......................................................................         5,666,114            -
                                                                                                ----------    ----------

      Weighted average primary shares outstanding.......................................        49,683,568    43,660,152
                                                                                                ==========    ==========


      Net income for primary earnings per share:
        Net income as reported..........................................................       $46,348,000   $24,422,000
        Less preferred stock dividends..................................................        (4,606,000)   (4,607,000)
                                                                                               -----------   -----------

      Net income for primary earnings per share.........................................       $41,742,000   $19,815,000
                                                                                               ===========   ===========

      Net income per primary common share...............................................              $.84          $.45
                                                                                                      ====          ====